Astra Announces LV0007 Launch Window for the United States Space Force

Source of LV0006 engine abort discovered and design changes implemented

ALAMEDA, California. October 12, 2021– Astra Space, Inc. (“Astra”) (Nasdaq: ASTR) today announced a commercial orbital launch on behalf of the United States Space Force. The launch vehicle, LV0007, will carry a test payload for the Space Test Program’s second mission STP-27AD2. The launch window is divided into two segments: the first segment is open from October 27, 2021 through October 31, 2021, and the second is open from November 5, 2021 through November 12, 2021. LV0007 will launch from the Astra Spaceport in Kodiak, Alaska.

Astra also announced findings from its investigation of the engine abort during the August 28, 2021 launch of LV0006. During liftoff, fuel and liquid oxygen leaked from the propellant supply system attached to LV0006. The leaked propellants mixed and ignited, which disabled one of the five first-stage engines.

Astra analyzed the cause of the anomaly, and implemented the following design changes in LV0007:

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The propellant supply system was reconfigured to reposition the fuel supply and liquid oxygen supply so that even if both were to leak again, they would not mix.
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The propellant supply mechanism was modified and requalified to reduce the risk of leaks in the future.
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Verification procedures have been improved for design and operational processes.

Astra continues to lead the LV0006 investigation in collaboration with the Federal Aviation Administration (FAA).

“Data from the two-and-a-half minute flight provided valuable insights that we have incorporated into LV0007 and future launch vehicles,” said Chris Kemp, Founder, Chairman and CEO of Astra. “Our team is looking forward to returning to flight and learning more about our launch system – consistent with our launch and learn philosophy.”

Astra will be sharing the launch livestream at Astra.com/livestream and will be providing updates on our Twitter account: @astra.

About Astra Space, Inc.

Astra’s mission is to improve life on Earth from space by creating a healthier and more connected planet. Astra’s first flight to space was within 4 years of its inception, making it the fastest company to reach space. Visit www.astra.com to learn more about Astra.

Safe Harbor Statement

Certain statements made in this press release are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) our failure to meet projected development targets, including as a result of the decisions of governmental authorities or other third parties not within our control; (ii) changes in applicable laws or regulations; (iii) the ability of Astra to meet its financial and strategic goals, due to, among other things, competition; (iv) the ability of Astra to pursue a growth strategy and manage growth profitability; (v) the possibility that Astra may be adversely affected by other economic, business, and/or competitive factors; (vi) the effect of the COVID-19 pandemic on Astra and (vii) other risks and uncertainties discussed from time to time in our other public filings with the Securities and Exchange Commission.

When we use the phrase “commercial orbital launch”, we mean a launch conducted under an FAA commercial launch license.

Investor Contact:

Dane Lewis

dane@astra.com

Media Contact:

Kati Dahm

kati@astra.com